Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Epsium Enterprise Limited

We hereby consent to the inclusion in this Amendment No. 3 to Form F-1 Registration Statement of Epsium Enterprise Limited (the “Company”) of our report dated June 24, 2023 related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in this Amendment No. 3 to Form F-1 Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

June 24, 2024